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EXHIBIT 99.1

AVIRON ANNOUNCES $8 MILLION FINANCING --- ACQUA WELLINGTON INCREASES OVERALL COMMITMENT TO $84 MILLION

MOUNTAIN VIEW, CA - JUNE 12, 2000 - Aviron (Nasdaq:AVIR) today announced that it has sold 339,955 shares of its common stock, registered under its Registration Statement on Form S-3 (No. 333-87185), to Acqua Wellington Asset Management LLC (Acqua Wellington) for an aggregate price of $8,000,000, or $23.53 per share. The company did not pay any fees or other compensation in connection with this transaction.

Net proceeds from the sale will be used to fund operating costs, capital expenditures and working capital needs, which may include costs of FLUMIST(TM) regulatory filings and the manufacturing and commercialization of FLUMIST(TM) in its current formulation; development of a second-generation formulation of FLUMIST(TM); research and development of other pipeline products; development of the infrastructure necessary to support these activities; and other general corporate purposes.

Acqua Wellington also has increased its equity financing commitment to Aviron from $48 million to $84 million. These funds are available, at Aviron's discretion, through February 2001 at a small discount to the market. After today's sale, an aggregate total of $64 million remains available under the commitment.

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, failure to validate the manufacturing process, facilities or equipment for the company's nasal influenza vaccine, and the assessment by regulatory agencies that the company's future license applications for its nasal influenza vaccine are incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in Aviron's SEC filings, including its S-3 Registration Statement and Annual Report on Form 10-K for the year ended December 31, 1999.

        To receive an index and copies of recent press releases, call Aviron's News-On-Call toll-free fax service, 800-758-5804, extension 114000. Additional information about the company can be found at http://www.aviron.com.

For information, please contact:

Media:         John Bluth, Aviron                         650-919-3716
               Claudette Hibbert, Fleishman-Hillard       212-453-2000

Investors:     John Bluth, Aviron                         650-919-3716
               Fred Kurland, Aviron                       650-919-6666